Exhibit 10.30

2023 STOCK INCENTIVE PLAN OF
SS&C TECHNOLOGIES HOLDINGS, INC.

STOCK OPTION GRANT NOTICE

Unless otherwise defined herein, the terms defined in the 2023 Stock Incentive Plan (as it may be amended from time to time, the “Plan”) of SS&C Technologies Holdings, Inc. (the “Company”) shall have the same defined meanings in this Stock Option Grant Notice (this “Grant Notice”) and the Stock Option Award Agreement attached hereto as Appendix A (the “Award Agreement” and, together with the Grant Notice, this “Agreement”). In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan shall prevail.

You have been granted an Award of stock options (“Options”), subject to the terms and conditions set forth in this Agreement and the Plan, as follows:

Name of Participant:	[Full Name] (the “Participant”)
Number of Shares:	[●]
Exercise Price:	$[●]
Grant Date:	[_________] (the “Grant Date”)
Final Expiration Date:	[INSERT 10-YEAR ANNIVERSARY OF THE GRANT DATE]
Service Vesting:

Unless otherwise provided in the Award Agreement, the Options will become vest and become exercisable as to 25% of the number of Shares set forth above on the first anniversary of the Grant Date and as to an additional 1/36 of the remaining number of Shares on the day of the month of the Grant Date beginning with each successive month following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date; provided, that you remain in continuous employment or service with the Company through each vesting date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

SS&C TECHNOLOGIES HOLDINGS, INC.
By:
Name:
Title:

AGREED AND ACCEPTED:

Participant

[NAME]

APPENDIX A

2023 STOCK INCENTIVE PLAN OF SS&C TECHNOLOGIES HOLDINGS, INC.

STOCK OPTION AGREEMENT

AGREEMENT (this “Agreement”) made this _______________ (the “Grant Date”) between SS&C Technologies, Inc., a Delaware corporation (the “Company”), and _________ (the “Participant”).

1.
Grant of Option.

This Agreement evidences the grant by the Company on the Grant Date to the Participant, of an option to purchase, in whole or in part, on the terms provided herein and in the Plan, an aggregate of the Shares set forth in the Stock Option Grant Notice at an Exercise Price per Share set forth in the Stock Option Grant Notice (without commission or other charge).

It is intended that the option (“Option”) evidenced by this Agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant,” as used in this Option, shall be deemed to include any person who acquires the right to exercise this Option validly under its terms.

2.
Vesting Schedule.

(a) This Option will become vest and become exercisable (“vest”) in accordance with the vesting schedule set forth in the Grant Notice unless the Plan Administrator subsequently determines to accelerate the exercisability of this Option, provided that, subject to Section 2(b), the Participant remains in continuous employment or service with the Company through each vesting date.

(b) Notwithstanding any provision of this Agreement to the contrary, if, within twenty-four (24) months following a Change in Control, the Participant experiences a Termination of Service by the Company without Cause or by the Participant for Good Reason, any unvested Options shall vest in full as of the date of such termination.

(c) The right of exercise shall be cumulative so that to the extent this Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Expiration Date or the termination of this Option under Section 3 hereof or the Plan.

3.
Exercise of Option.

(a) Form of Exercise. Except as otherwise provided by the Plan Administrator, each election to exercise this Option shall be in writing (including electronic submission), signed by the Participant and received by the Company at its principal office, accompanied by this Agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this Option may be for any fractional share or for fewer than ten whole Shares.

(b) Payment Upon Exercise of Options. Shares purchased upon the exercise of this Option may be paid for using one of the methods set forth in Sections 5(a)(1)(A)-(F) of the Plan. Unless otherwise instructed by the Participant, Shares purchased upon the exercise of this Option shall be paid for pursuant to a “net exercise,” as a result of which the Participant will receive (i) the number of Shares underlying the portion of the Option being exercised, less (ii) such number of Shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise.

(c) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this Option may not be exercised unless the Participant, at the time he or she exercises this Option, is, and has been at all times since the Grant Date, an employee or officer of, or consultant or advisor to, the Company or any Company Affiliate.

(d) Expiration of Option.

This Option, once vested, may not be exercised to any extent by any one after the first to occur of the following events:

(1) The Final Expiration Date;

(2) Except as the Plan Administrator may otherwise approve, ninety (90) days following the date of the Participant’s Termination of Service for any reason other than death or Disability;

(3) Except as the Plan Administrator may otherwise approve, twelve months following the Participant’s Termination of Service by reason of the Participant’s death or Disability.

Notwithstanding the foregoing, if the date set forth in (2) and (3) above is set to occur during a period when the exercise of the Options is prohibited under applicable law or the Company’s insider trading policy, then such date shall automatically extend until the end of the 30th day following the end of such prohibition; provided that (i) the Intrinsic Value of the Options is greater than zero as of the applicable date set forth in (2) and (3) above and (ii) in no event shall the Options be exercisable after the Final Expiration Date.

4.
Tax Matters

The Participant shall pay to the Company or any applicable Company Affiliate, or make provision satisfactory to the Company or such Company Affiliate, for payment of, any taxes required by law to be withheld in connection with the exercise of any portion of this Option, as applicable, under one of the methods permitted by the Plan. Subject to any applicable legal conditions or restrictions, the Company shall, unless otherwise instructed by a Participant, withhold from the Shares otherwise issuable to the Participant upon the exercise of this Option or any portion thereof a number of whole Shares having a Fair Market Value, determined as of the date of exercise, not in excess of the minimum of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting); provided that the foregoing is at such time permitted under the terms of the agreements governing any indebtedness to which the Company or any Company Affiliate may be a party; and provided, further that no fractional Shares will be retained to satisfy any portion of the withholding tax and the Participant hereby agrees to satisfy any additional amount of withholding taxes that are not satisfied through the retention of Shares by the Company. Any Shares retained by the Company pursuant to this Section shall be deducted from the underlying Shares to be received by such Participant upon exercise of this Option. Any adverse consequences to the Participant arising in connection with the Share withholding procedure set forth in the preceding sentence shall be the sole responsibility of the Participant.

5.
Nontransferability of Options.

This Option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this Option shall be exercisable only by the Participant.

6.
Provisions of the Plan.

This Option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this Option.

7.
Definitions.

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.

(a) “Cause” shall have the meaning set forth in the Participant’s employment or consulting agreement, or if not so defined, shall mean:

(i) The Plan Administrator’s determination that the Participant failed to substantially perform his or her duties (other than any such failure resulting from the Participant’s disability) which is not remedied within ten days after receipt of written notice from the Company or any Company Affiliate, as applicable, specifying such failure;

(ii) the Plan Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Plan Administrator or the Participant’s immediate supervisor, which is not remedied within ten days after receipt of written notice from the Company or any Company Affiliate, as applicable, specifying such failure;

(iii) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or a crime involving moral turpitude;

(iv) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or any Company Affiliate’s, as applicable, premises or while performing the Participant’s duties and responsibilities; or

(v) the Participant’s commission of a material act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or any Company Affiliate, as applicable.

Notwithstanding the foregoing, if the Participant is a party to a written employment or consulting agreement with the Company (or any Company Affiliate), then “Cause” shall be as such term is defined in the applicable written employment or consulting agreement.

(b) “Company” shall mean SS&C Technologies Holdings, Inc.

(c) “Disability” shall mean “disability,” as such term is defined in Section 22(e)(3) of the Code.

(d) “Exercise Price” shall mean the per share price set forth in the Stock Option Grant Notice.

(e) “Final Expiration Date” shall mean the date set forth in the Stock Option Grant Notice.

(f) “Good Reason” shall have the meaning set forth in the Participant’s employment agreement, or if not so defined, shall mean the occurrence, without the Participant’s express written consent, of (i) an adverse change in the Participant’s employment title; (ii) a material diminution in the Participant’s employment duties or responsibilities or authority, or the assignment to the Participant of duties that are materially inconsistent with the Participant’s position; (iii) any reduction in base salary or target annual bonus opportunity; (iv) any breach by the Company of any material provision of this Agreement or any other material agreement between the Participant and the Company; or (v) a material diminution in the Participant’s reporting line.

(g) “Grant Date” shall be the date set forth in the Stock Option Grant Notice.

(h) “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(i) “Plan” shall mean the 2023 Stock Incentive Plan of SS&C Technologies Holdings, Inc.

(j) “Stock Option Grant Notice” shall mean the Stock Option Grant Notice attached to this Agreement.

(k) “Termination of Service” shall mean the time when the Participant ceases to be an Eligible Participant for any reason, including, but not by way of limitation, termination by the Company with or without Cause, resignation by the Participant, or due to discharge, death, disability or retirement, but excluding, at the discretion of the Plan Administrator, terminations which result in a temporary severance of the service relationship; provided, however, that, unless the Plan Administrator determines otherwise, the Participant’s termination of employment status but the continuation of the performance of services for the Company or any Company Affiliate as a member of the Board or a consultant or other advisor shall not be deemed a termination of employment status that would constitute a Termination of Service. The Plan Administrator, in its good faith judgment, shall determine the effect of all matters and questions relating to Termination of Service, including, but not by way of limitation, the question of whether a Termination of Service resulted from circumstances constituting Cause, and all questions of whether a particular leave of absence or temporary severance of the service relationship constitutes a Termination of Service. Notwithstanding any other provision of the Plan, the Company or any Company Affiliate has an absolute and unrestricted right to terminate a Participant’s employment or service at any time for any reason, with or without Cause.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SS&C Technologies Holdings, Inc.

By: _________________________

Name:

Title:

Address: 80 Lamberton Road

Windsor, CT 06095

Participant

__________________________

Name:

Address: _______________________